SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Interstate Hotels & Resorts, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Interstate Hotels & Resorts, Inc., which will be held at the Hamilton Crowne Plaza, 14th and K Streets, NW, Washington, DC, 20005, on Wednesday May 21, 2008, at 8:30 a.m., Eastern Time. All holders of our outstanding common stock, par value $.01 per share, as of the close of business on March 26, 2008, are entitled to vote at the Annual Meeting.

Enclosed for your information are copies of our Proxy Statement and Annual Report to Stockholders. We believe that you will find these materials informative.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please complete, sign, date and return the enclosed proxy card in the envelope provided, or place your vote by telephone or Internet as described in this document, as promptly as possible in order to make certain that your shares will be represented at our Annual Meeting.

Thomas F. Hewitt
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2008

To the Stockholders of INTERSTATE HOTELS & RESORTS, INC.:

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Interstate Hotels & Resorts, Inc. will be held at the Hamilton Crowne Plaza, 14th and K Streets, NW, Washington, DC, 20005, on Wednesday May 21, 2008, at 8:30 a.m., Eastern Time. The Annual Meeting will be held for the following purposes:

1. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

2. To elect and/or re-elect four members of our board of directors to serve terms ranging from one (1) to three (3) years expiring on the date of the Annual Meeting in such year or until his or her successor is duly elected and qualified; and

3. To transact such other business as may properly be presented at the Annual Meeting.

The board of directors has fixed the close of business on March 26, 2008, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of these stockholders will be available at our corporate offices.

All stockholders are cordially invited to attend the Annual Meeting in person. For the convenience of our stockholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing and returning the enclosed proxy card. Instructions for each of these options are included in the enclosed materials. The presence, in person or by proxy, of one-third of the shares entitled to vote shall constitute a quorum at the Annual Meeting. Broker non-votes and abstentions are counted for purposes of determining a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by us, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares. Brokers and nominees will have discretionary voting power with respect to Proposals 1 and 2.

In order to approve Proposal 1, our bylaws require the affirmative vote of the majority of votes cast affirmatively or negatively by holders of shares present in person or represented by proxy at the Annual Meeting. For this reason, an abstention will have no effect on Proposal 1.

Nominees for director under Proposal 2 will be elected by a plurality of votes cast at the Annual Meeting. An abstention will have no effect on Proposal 2.

By Order of the Board of Directors

Christopher L. Bennett
Executive Vice President,
General Counsel and Secretary

April 23, 2008

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
INTERSTATE HOTELS & RESORTS, INC.
TO BE HELD ON
MAY 21, 2008

INTRODUCTION

QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING AND VOTING

Why did I receive this Proxy Statement?

The board of directors of Interstate Hotels & Resorts, Inc., a Delaware corporation (“we”, “us”, “our”, “Interstate”, or the “Company”), is soliciting proxies from holders of our common stock, par value $.01 per share (NYSE: IHR), to be voted at the 2008 Annual Meeting of Stockholders. This Notice of Annual Meeting, Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about April 23, 2008.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at the Hamilton Crowne Plaza, 14th and K Streets, NW, Washington, DC, 20005, on Wednesday May 21, 2008, at 8:30 a.m., Eastern Time.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, the stockholders of the Company will consider and vote upon:

1.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year;

2. The election and/or re-election of four members of our board of directors; and

3. Such other business as may properly come before the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on March 26, 2008, are entitled to vote at the Annual Meeting. At the close of business on March 26, 2008, we had 31,755,184 shares of common stock outstanding. Each outstanding share of common stock receives one vote with respect to matters to be voted on at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

The representation in person or by proxy of one-third of the shares entitled to vote shall constitute a quorum at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you:

•	Are physically present to vote at the Annual Meeting, or

•	Have completed and submitted a proxy card, or authorized a proxy over the telephone or Internet, prior to the Annual Meeting.

Broker non-votes and abstentions are counted for purposes of determining a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by us, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares. Brokers and nominees will have discretionary voting power with respect to Proposals 1 and 2.

How many votes are required to approve each proposal, and how are those votes counted?

In order to approve the proposal to ratify the appointment of KPMG LLP, our bylaws require the affirmative vote of the majority of votes cast affirmatively or negatively by holders of shares present in person or represented by proxy at the Annual Meeting. For this reason, an abstention will have no effect on the proposal.

Nominees for director will be elected by a plurality of votes cast at the Annual Meeting. An abstention will have no effect on the election of directors.

If a proxy in the accompanying form is duly executed and returned, or you have properly authorized a proxy over the telephone or Internet, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, the proxy will be voted in accordance with such specification.

How do I vote?

You may vote in person at the Annual Meeting or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:

• By mail:	Registered holders may sign, date and mail the enclosed proxy card. If you are a beneficial stockholder holding your shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting.

• By telephone:	Registered stockholders can call 1-800-690-6903. Beneficial stockholders can call the 800 number printed on their voting instruction form.

• By Internet:	Both beneficial and registered stockholders can vote their shares via the Internet at www.proxyvote.com.

If my shares are held in “street name” by my broker, will my broker vote for me?

Your broker will send you directions on how you can instruct your broker to vote. Under New York Stock Exchange rules, brokers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. The election of directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm are routine matters.

If you do not provide instructions to your broker on how to vote your shares on the routine matters, they may either vote your shares on the routine matters in their discretion or leave your shares un-voted.

How can I revoke a submitted proxy?

Any stockholder giving a proxy for the Annual Meeting has the power to revoke it any time prior to or at the Annual Meeting by (i) granting a subsequently dated proxy, (ii) attending the Annual Meeting and voting in person, or (iii) otherwise giving notice in person or in writing to the Secretary of Interstate Hotels & Resorts, Inc. at 4501 N. Fairfax Drive, Arlington, Virginia 22203.

How does the board recommend that I vote?

The board’s recommendations are set forth after the description of each proposal in this proxy statement. In summary, the board recommends a vote:

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm; and

•	FOR the election of all the nominated directors.

How much did this proxy solicitation cost, and who paid that cost?

The cost of soliciting proxies will be borne by us. We hired Broadridge Financial Solutions, Inc. (formerly a subsidiary of ADP) to assist in the distribution of proxy materials to registered holders for approximately $25,000 which includes reimbursement of certain out-of-pocket expenses. In addition to soliciting proxies by mail, our directors, executive officers and employees, without receiving additional compensation, may solicit proxies by telephone, by fax, by e-mail or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of our common stock, and we will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

PROPOSAL NO. 1
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the stockholders will vote on the ratification of the appointment of KPMG LLP, a firm of registered public accountants, as our independent registered public accounting firm to audit and report to our stockholders on the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 2008.

Required Vote

In order to ratify the appointment of KPMG LLP as our registered public accounting firm, our bylaws require the affirmative vote of the majority of votes cast by holders of shares physically present or represented by proxy at the Annual Meeting. An abstention will have no effect on this proposal.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 2
ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors, divided into three classes. The terms for directors in Class I expire this year, the terms for directors in Class II expire in 2009 and the terms for directors in Class III expire in 2010. Directors in all classes are typically elected for three-year terms.

At the Annual Meeting, four directors will be considered for election/re-election. Messrs. James F. Dannhauser, Thomas F. Hewitt, and Paul W. Whetsell, our current Class I directors, are being considered for re-election for three-year terms expiring on the date of the Annual Meeting in 2011 or until his respective successor has been duly elected and qualified. In May 2007, the board appointed Mr. H. Eric Bolton as a member of our board of directors and, as a result, Mr. Bolton is up for election by our stockholders at this Annual Meeting. In order for our three classes of directors to be balanced, Mr. Bolton was designated as a Class II director by our board of directors and is up for election by our stockholders as a Class II director at this Annual Meeting. Mr. Bolton’s term will expire with the expiration of the term of the other Class II directors on the date of our Annual Meeting in 2009 or until his successor has been duly elected and qualified.

During 2007, our board of directors met 13 times. While we have no formal policy on director attendance at board meetings or Annual Meetings of stockholders, each of our current directors attended at least 75% of the board meetings other than Mr. Alibhai who attended seven meetings. During 2007, Mr. Alibhai recused himself from one board meeting due to a potential conflict of interest. Mr. Alibhai resigned from our board of directors on April 9th, 2008.

Properly executed proxies will be voted as marked and, if not marked, will be voted “FOR” the election of each nominee, except where authority has been withheld. Proxies cannot be voted for more people than the number of nominees named below. The board of directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable to stand for re-election, the individuals named as proxies in the accompanying proxy may vote for the election of a substitute nominee designated by our board of directors. Certain information concerning such nominees is set forth below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OR RE-ELECTION OF EACH OF THE NOMINEES IDENTIFIED BELOW.

Directors Nominated This Year for Terms Expiring in 2009

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

H. ERIC BOLTON	2007	51	II
Mr. Bolton joined our board of directors on May 3, 2007, following his appointment by the board. Mr. Bolton will be considered for election at this Annual Meeting as a Class II director. Mr. Bolton is the Chairman of the Board of Directors, President and Chief Executive Officer of Mid-America Apartment Communities, Inc., a publicly traded real estate investment trust. Mr. Bolton joined Mid-America in 1994 and was named its President in December 1996. Mr. Bolton assumed the position of Chief Executive Officer of Mid-America in October 2001 and became its Chairman of the Board in September 2002. Prior to joining Mid-America, Mr. Bolton was associated with Trammell Crow Company, a large diversified real estate management company, as Executive Vice President and Chief Financial Officer of Trammell Crow Asset Management. Prior to Trammell, Mr. Bolton held Chief Financial Officer positions with First Gibralter Savings and Loan.

Directors Nominated This Year for Terms Expiring in 2011

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

JAMES F. DANNHAUSER	2006	55	I
Mr. Dannhauser joined our board of directors in May 2006. Mr. Dannhauser was the Chief Financial Officer of Six Flags (NYSE: PKS), an owner and operator of theme and water parks, from October 1995 to April 2006. He was also a member of the board of directors of Six Flags from December 1992 to December 2005. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq, de Neuflize & Co. Incorporated, an investment banking firm. Mr. Dannhauser is a member of the board of directors of Lepercq. Mr. Dannhauser was a director of MeriStar Hospitality Corporation, which owned 45 hotels managed by the Company, until May 2006 when it was acquired by an affiliate of the Blackstone Group. Mr. Dannhauser was a Senior Advisor with Providence Equity from October 2006 to January 2008.

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

THOMAS F. HEWITT	2002	64	I
Mr. Hewitt joined our board of directors in July 2002 and became our Chief Executive Officer in February 2005. Mr. Hewitt was Chairman and Chief Executive Officer of Interstate Hotels Corporation from March 1999 until July 2002 when it merged with us. Mr. Hewitt previously was Chief Operating Officer of Carnival Resorts & Casinos, where he headed all hotel and resort operations.
PAUL W. WHETSELL	1998	57	I
Mr. Whetsell is the Chairman of our board of directors and has served in this position since August 1998. Since June 2006, Mr. Whetsell has been Chief Executive Officer of CapStar Hotel Company, a company formed in 2006 to own hospitality real estate. Mr. Whetsell served as Chairman of the board of directors and Chief Executive Officer of MeriStar Hospitality Corporation from August 1998 until it was acquired by an affiliate of the Blackstone Group in May 2006. Mr. Whetsell was our Chief Executive Officer from 1998 until October 2003. Prior to August 1998, Mr. Whetsell had been Chairman of the board of directors of CapStar Hotel Company (a predecessor of our Company and Meristar and not affiliated with the CapStar entity formed in 2006) since 1996 and had served as President and Chief Executive Officer of CapStar Hotel Company since its founding in 1987. Mr. Whetsell is also a director of NVR, Inc.

Directors Whose Terms Do Not Expire at the 2008 Annual Meeting

The following directors’ terms do not expire in 2008 and therefore are not standing for re-election at this Annual Meeting:

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

RONALD W. ALLEN	2006	66	II
Mr. Allen joined our board of directors in August 2006. Mr. Allen is an advisory director of Delta Air Lines, Inc., a major U.S. air transportation company, and has held this position since July 1997. Mr. Allen retired as Delta’s Chairman of the Board, President and Chief Executive Officer in July 1997, and had been its Chairman of the Board and Chief Executive Officer since 1987. He is a director of The Coca-Cola Company, Aaron Rents, Inc. and Air Castle Limited.
LESLIE R. DOGGETT	2001	51	III
Ms. Doggett joined our board of directors in October 2001. Since 2001, Ms. Doggett has been President and CEO of Doggett Rosemont Consulting, which specializes in business development services for hospitality and tourism-related interests. Ms. Doggett was the President and CEO of the Baltimore Area Convention and Visitor Association from 2003 to 2006. From April 1996 until 2001, Ms. Doggett was the Deputy Assistant Secretary of Tourism Industries at the United States Department of Commerce. From September 1993 to April 1996, Ms. Doggett was the Deputy Under Secretary of Commerce for the United States Travel and Tourism Administration. From 1990 to 1993, Ms. Doggett was the Director of Tourism for New York City’s Office of the Mayor. Before her tenure in public service, Ms. Doggett worked as a hotel sales executive for ten years.

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

JAMES B. MCCURRY	1998	59	III
Mr. McCurry has been a member of our board of directors since 1998. Mr. McCurry has been President and Chief Executive Officer of PRG-Schultz International, Inc., a leading provider of recovery audit services, since July 2005. Prior to joining PRG, Mr. McCurry was President of the Printing Division of Kinko’s, a wholly-owned subsidiary of FedEx Corporation. From May 2001 until March 2003, Mr. McCurry was an independent management consultant. From May 2000 until May 2001, Mr. McCurry was Chief Executive Officer of an e-commerce subsidiary of Fleming Companies, Inc. From July 1997 until May 2000, Mr. McCurry was a partner with Bain & Company, an international management consulting firm specializing in corporate strategy.
JOHN J. RUSSELL, JR.	2002	61	III
Mr. Russell joined our board of directors in July 2002. Mr. Russell is Chief Executive Officer of NYLO Hotels, a loft accommodations hospitality company. Before he joined NYLO Hotels in 2005, Mr. Russell was Chief Executive Officer of Hospitality Artists, LLC, a hospitality consulting business, a partner of Yesawich, Pepperdine, Brown & Russell, an international marketing firm, and the Chairman of the Board of the American Hotel & Lodging Educational Foundation. Prior to serving in these positions, Mr. Russell was Vice Chairman of the Travel Division of Cendant Corporation and President and Chief Executive Officer of Resort Condominiums International LLC, Global Operations. Before that, Mr. Russell served as Chairman and Chief Executive Officer of Cendant’s Hotel Division. From 1995 to 1996, Mr. Russell was Executive Vice President of Franchise Sales for the Century 21 Real Estate Corporation, and from 1992 to 1995, he served as President of Days Inns of America. Mr. Russell also serves as a member of the board of directors of the University of Delaware’s Hotel and Restaurant Program. Mr. Russell also previously served as President of Hospitality, Sales and Marketing Association International.

THE COMPOSITION OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our board of directors has four committees: an audit committee, a compensation committee, an investment committee, and a corporate governance and nominating committee.

The Audit Committee

The audit committee consists of four independent directors and is responsible for:

•	The appointment, compensation and oversight of our independent registered public accounting firm;

•	Reviewing with the independent registered public accounting firm the plans and results of the audit engagement;

•	Approving professional services provided by the independent registered public accounting firm;

•	Reviewing the independence of the independent registered public accounting firm;

•	Considering the range of audit and non-audit fees;

•	Reviewing the adequacy of our internal accounting controls; and

•	Reviewing our quarterly and annual financial statements, including internal controls over financial reporting.

Our audit committee’s charter is available on our Web site at www.ihrco.com. The current members of the audit committee are Messrs. Bolton, McCurry and Russell and Ms. Doggett. Mr. McCurry is the chair of this committee. Mr. Bolton was named to the audit committee by the full board of directors upon the determination that he is independent which occurred shortly after Mr. Bolton joined our board of directors in May 2007. During 2007, our audit committee met seven times and all of the members of the Audit Committee attended at least 75% of the meetings that occurred while they were on the Committee.

The board of directors has determined that Mr. Bolton, a member of the audit committee, possesses all of the attributes of an “audit committee financial expert,” for the purposes of Item 407(d)(5) of Regulation S-K. In addition, and in accordance with New York Stock Exchange Rule 303A, the board of directors has determined that all of the current members of the audit committee are “financially literate” and Messrs. Bolton and McCurry have “accounting or related financial management expertise.” The committee has the authority to engage independent legal counsel or other experts or consultants, including accountants, as it deems appropriate to carry out its responsibilities.

The Compensation Committee

The compensation committee consists of three independent directors and is responsible for recommending to the board of directors the compensation of our executive officers and for administering our employee incentive plans. Our compensation committee’s charter is available on our Web site at www.ihrco.com. The current members of the compensation committee are Messrs. Bolton, McCurry and Russell. Mr. Russell is the chair of this committee. Mr. Bolton was named to the compensation committee by the full board of directors upon the determination that he is independent which occurred shortly after Mr. Bolton joined our board of directors in May 2007. The compensation committee met seven times in 2007. All of the then-current members of the compensation committee attended all of the meetings.

The Investment Committee

The investment committee currently consists of two independent directors following the resignation of Mr. Alibhai from the board of directors on April 9, 2008. The investment committee is responsible for the review of investments proposed by our management and the approval of such investments up to $5 million. Investments in excess of $5 million are considered by the entire board of directors. The current members of the investment committee are Messrs Allen and Dannhauser. Mr. Alibhai was the chair of the committee prior to his resignation. The investment committee met eight times in 2007. All of the then-current investment committee members attended at least 75% of the meetings except for Mr. Alibhai who attended 5 of the meetings.

The Corporate Governance and Nominating Committee

The corporate governance and nominating committee consists of three independent directors and is responsible for:

•	nominating all other members of our board of directors;

•	recommending membership for board committees;

•	reviewing board performance; and

•	recommending corporate governance guidelines to our board of directors and management.

Our corporate governance and nominating committee’s charter is available on our Web site at www.ihrco.com. The current members of this committee are Ms. Doggett and Messrs. Dannhauser and Whetsell. Mr. Dannhauser is the chair of this committee. The corporate governance and nominating committee met three times in 2007. All of the then-current corporate governance and nominating committee members attended all of the meetings except for Ms. Doggett who attended two of the meetings.

In determining whether to nominate an incumbent director for re-election, the corporate governance and nominating committee assesses each incumbent’s current abilities and performance over the prior year. In nominating a new director, the committee will determine, at that time, the appropriate means to perform a search for a qualified candidate, which may include engaging outside consultants or search firms. When evaluating prospective candidates for director, regardless of the source of the nomination, the corporate governance and nominating committee will consider such factors as it deems appropriate, including:

•	the candidate’s judgment;

•	the candidate’s skill;

•	diversity considerations;

•	the candidate’s experience with businesses and other organizations of comparable size;

•	the interplay of the candidate’s experience with the experience of other board members; and

•	the extent to which the candidate would be a desirable addition to the board and any committees of the board.

The corporate governance and nominating committee will also use its best efforts to seek to ensure that the composition of the board at all times adheres to the independence requirements applicable to companies listed for trading on the New York Stock Exchange. The corporate governance and nominating committee may consider candidates proposed by management, but it is not required to do so. Other than the foregoing, there are no stated minimum requirements for director nominees.

The corporate governance and nominating committee does not currently have a formal policy regarding stockholder nominations of directors. However, we would be pleased to receive suggestions from stockholders about persons we should consider as possible members of the board of directors. Any suggestion of candidates for director should be sent to our Secretary and will be considered by the corporate governance and nominating committee.

Executive Session Meetings

Executive sessions or meetings of outside (non-management) directors without management present are held regularly (at least four times a year) to review the reports of the independent registered public accounting firm, the criteria upon which the performance of the Chief Executive Officer and other senior managers is evaluated, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other senior managers and other matters. Mr. Russell is the chairman of the executive sessions. There were four executive sessions held during 2007.

Interested parties who wish to communicate directly with Mr. Russell or the other non-management directors should address their communications to the attention of Mr. John J. Russell, Jr. c/o Christopher L. Bennett, Secretary, Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, Virginia 22203. Mr. Russell will notify the board or the chairs of the relevant board committees as to those matters that he believes are appropriate for further action or discussion.

CORPORATE GOVERNANCE

We have adopted Corporate Governance Guidelines, which are available on our Web site at www.ihrco.com, along with the charter of our corporate governance and nominating committee. The corporate governance and nominating committee is responsible for reviewing, revising, and ensuring compliance with the Guidelines and reporting any governance concerns to the board.

We have adopted a Code of Ethics for our principal executive officer and senior financial officers. Our senior financial officers include our principal financial officer, principal accounting officer, and those officers responsible for financial areas that impact our internal control over financial reporting. A copy of this Code of Ethics is available on our Web site at www.ihrco.com. We will disclose on our Web site when there have been amendments to or waivers of the Code of Ethics. No such waivers have been requested or granted.

We have also adopted a Code of Conduct and Ethics for our directors which is available at our Web site at www.ihrco.com. We will disclose on our Web site when there have been amendments to or waivers of the Code of Conduct and Ethics. No such waivers have been requested or granted.

We have a Business Code of Conduct which applies to all employees, officers and directors of the Company. The Business Code of Conduct can be found on our Web site at www.ihrco.com, and we will disclose on our Web site when there have been amendments to such code. Waivers of the Business Code of Conduct for Named Officers (as defined below) and directors, will also be posted on our Web site. No such waivers have been requested or granted.

Copies of each of our Corporate Governance Guidelines, our Codes of Conduct and each committee charter mentioned in this proxy statement can also be obtained free of charge by written request to Christopher L. Bennett, Secretary, Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, Virginia 22203.

Our board of directors has determined that seven of our current directors are “independent” for purposes of New York Stock Exchange Rule 303A. A director that is referred to as being “independent” in this proxy statement has been determined by our board of directors to be independent for purposes of Rule 303A. As required by Rule 303A, a majority of the members of our board of directors are considered independent. As permitted by Rule 303A, we have adopted Categorical Standards of Director Independence, which is attached as Annex A to this proxy statement and is available on our Web site at www.ihrco.com. Our independent directors are Ms. Doggett and Messrs. Allen, Bolton, Dannhauser, McCurry, Russell, and Whetsell. Mr. Alibhai was one of our directors until he resigned on April 9, 2008. Mr. Alibhai was considered an independent director during his tenure on the board of directors. As part of the determination on independence, the Board has concluded that none of our independent directors has a material relationship with us.

Mr. Hewitt is not considered an independent director because he is our Chief Executive Officer.

We have implemented a confidential hotline so that employees serving in our United States operations may report any concerns regarding corporate governance. The confidential hotline number is posted in our corporate offices and hotels, as well as on our internal web portal, and we have implemented procedures to follow up on all claims reported to the hotline.

We have an International Compliance Manual which applies to all of our employees, officers and directors that transact business on our behalf internationally. The Manual summarizes U.S. laws relating to our international business transactions and serves as a guide when our employees, officers and directors contemplate, effect or review our transactions or operations abroad.

No contributions were made by us to any tax exempt organization in which any independent director serves as an executive officer.

Stockholders who wish to communicate with the board of directors or a particular director may send a letter to Christopher L. Bennett, Secretary, Interstate Hotels & Resorts, Inc. 4501 N. Fairfax Drive, Arlington, Virginia 22203. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

THE EXECUTIVE OFFICERS

The names, positions, business experience, terms of office and ages of our executive officers, other than Mr. Hewitt, whose biography is listed under “Election of Directors,” are as follows:

Names, Positions and	Served as an
Offices, and Business Experience	Officer Since	Age

CHRISTOPHER L. BENNETT	1998	38
Mr. Bennett is our Executive Vice President, General Counsel and Secretary. Prior to becoming Executive Vice President in May 2006, Mr. Bennett had been Senior Vice President, General Counsel and Secretary of the Company since 2001. Mr. Bennett has overseen the legal department of Interstate and its predecessors since 1998 and the human resources department since 2004. Mr. Bennett was also Senior Vice President and General Counsel of MeriStar Hospitality Corporation and oversaw its legal department from 1998 until January 2003. Prior to 1998, Mr. Bennett was an associate with the law firms Donovan Leisure Newton & Irvine and Thacher Proffitt & Wood in New York.
SAMUEL E. KNIGHTON	2002	54
Mr. Knighton is our President of Hotel Operations. He is responsible for overseeing the day-to-day operations of our hotels in the United States, Canada and Mexico. Mr. Knighton previously was Executive Vice President of the Company’s joint venture portfolio. Prior to that, Mr. Knighton was Executive Vice President of Operations for our Crossroads division, which encompassed approximately 110 hotels in the select-service, extended-stay, and mid-market segments. Prior to joining Interstate Hotels Corporation, a predecessor company, in 1990, Mr. Knighton was Vice President of Operations for Radisson Hotels. Mr. Knighton has also worked for Hyatt Hotels Corporation.
DENIS S. MCCARTHY	2004	39
Mr. McCarthy was promoted to Chief Accounting Officer from Senior Vice President and Corporate Controller effective April 16, 2007. Mr. McCarthy joined our company in November 2004 from Host Hotels Corporation, formerly Host Marriott, where he served in numerous positions culminating in director of financial reporting. Prior to joining Host, Mr. McCarthy, a CPA, was an auditor for the public accounting firm of PricewaterhouseCoopers, LLC, formerly Coopers & Lybrand.
LESLIE NG	2005	49
Mr. Ng is our Chief Investment Officer. Mr. Ng is responsible for all acquisition activity and investments, as well as managing joint venture relationships and identifying new management opportunities. Prior to joining Interstate in September 2005, Mr. Ng was Senior Managing Director for the national hospitality group at Cushman & Wakefield. Previously, Mr. Ng was Senior Vice President of Mergers and Acquisitions for Wyndham International and its predecessor, Patriot American Hospitality. Mr. Ng joined Wyndham/Patriot through his previous position as Senior Vice President of Development for Carnival Hotels. Earlier in his career, Mr. Ng served as a vice president for Tobishima Associates Ltd., a multinational real estate investment and development subsidiary of a Tokyo Stock Exchange-listed company, where he was responsible for acquisitions and asset management.
BRUCE A. RIGGINS	2006	36
Mr. Riggins became our Chief Financial Officer on April 17, 2006. From July 2005 to March 2006, Mr. Riggins was the Chief Financial Officer of Innkeepers USA Trust in Palm Beach, Florida. Prior to that, Mr. Riggins was employed as our Treasurer from September 2004 to July 2005, at MeriStar Hospitality Corporation as Vice President, Strategic Planning and Analysis from January 2003 to September 2004, as our Senior Director of Finance from January 2002 to December 2002 and as our Director of Finance from October 1998 to December 2001. Mr. Riggins began his career with Deloitte and Touche LLP.

COMPENSATION DISCUSSION & ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive and principal financial officers of Interstate, and the other three most highly compensated executive officers of Interstate. These individuals are referred to as the “Named Officers” in this proxy statement.

Our current executive compensation programs are determined and approved by the compensation committee of our board of directors. None of the Named Officers are members of the compensation committee.

Executive Compensation Program Objectives and Overview

Interstate’s current executive compensation program is intended to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve specific strategic and operating objectives of Interstate; and (3) align executives’ interests with the long-term interests of our stockholders. As described in more detail below, the material elements of our current executive compensation program for Named Officers include a base salary, an annual bonus opportunity, a long-term equity incentive opportunity, retirement benefits, severance protection for certain actual or constructive terminations of the Named Officers’ employment, and other post-termination benefits payable upon retirement, death or disability.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Attempted to be Achieved

Base Salary	• Attract and retain qualified executives
Bonus Compensation	• Motivate performance to achieve specific company strategies and operating objectives
• Attract and retain qualified executives
Perquisites (primarily life insurance)	• Attract and retain qualified executives
Equity-Based Compensation (currently restricted stock and stock options)	• Align long-term interests of our Named Officers with those of our stockholders
• Motivate performance to achieve specific company strategies and operating objectives
• Attract and retain qualified executives
Retirement Benefits (401(k) and non-qualified deferred compensation plan)	• Attract and retain qualified executives
Severance and Other Benefits Upon Termination of Employment	• Attract and retain qualified executives

As illustrated by the table above, base salaries, perquisites, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary will increase from year to year depending on performance, among other things). We believe that in order to attract and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salary, are generally paid out on a short-term or current basis. The other elements are generally earned and paid out on a longer-term basis as is the case with multi-year vesting of restricted stock and stock option grants, multi-year vesting of 401(k) and non-qualified deferred compensation plan employer matches and severance payments upon termination of employment. We believe that this mix of long-term and short-term compensation allows us to achieve our three primary executive compensation program objectives mentioned above.

Our annual bonus opportunity is primarily intended to motivate Named Officers to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain executives. Our equity-based compensation is primarily intended to align Named Officers’ long-term interests with the long-term interests of our stockholders, although we also believe this form of compensation helps motivate performance and attract and retain the best executives available. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each Named Officer’s annual bonus opportunity is paid out in cash on an annual basis and is designed to reward performance for that period. Equity-based compensation takes the form of restricted stock grants which vest over four years (except with respect to Mr. Hewitt where vesting is over three years pursuant to the terms of his employment agreement). The number of restricted shares, if any, are granted based on our performance and the Named Officers’ performance during the prior calendar year’s restricted stock plan.

Our compensation committee’s general philosophy is that bonus and equity compensation should fluctuate with our success in achieving financial and other goals, and that we should continue to use long-term compensation such as restricted stock and stock options to align Named Officers’ interests with our stockholders’ interests. The compensation committee believes in providing our Named Officers with the opportunity to earn significant compensation for results-based incentive compensation; therefore, the committee believes in setting base salaries near the median of peer companies.

Our compensation committee currently retains outside consulting firms to provide general compensation expertise, explore alternative incentive programs and analyze comparative compensation information for the compensation committee. In carrying out its responsibilities in 2007, the committee relied on reports prepared for us in early 2007 by FPL Associates, a nationally recognized executive and director compensation consulting firm. The committee sought the consulting firm’s advice regarding compensation levels within the industry and the advisability of adopting alternative or additional performance incentives. In addition, FPL provided valuable information to the compensation committee by benchmarking the committee’s planned executive compensation program against those of a peer group, determined by FPL after discussion with the committee, of comparable large hotel companies, which group consisted of Bluegreen Corporation, Boykin Lodging Corporation, Choice Hotels International, Inc., Eagle Hospitality Properties Trust, Inc., Gaylord Entertainment Company, Great Wolf Resorts Inc., Hersha Hospitality Trust, Hilton Hotels Corporation, Lodgian, Inc., Marriott International, Inc., MHI Hospitality Corporation, Morgans Hotel Group Company, Red Lion Hotels Corporation, Starwood Hotels & Resorts Worldwide, Inc., Supertel Hospitality, Inc., and Winston Hotels, Inc.. This benchmarking was performed for comparative purposes to evaluate the annual base salary, cash bonus, equity based compensation and other compensation for each of the Named Officers.

FPL also prepared a report and assisted our compensation committee in developing our 2007 Equity Award Plan, which was adopted by our stockholders at the 2007 Annual Stockholders Meeting. Committees of our board of directors also hired FPL during 2006 to evaluate compensation of our board of directors, as well as to perform a new director search which resulted in the appointment of Mr. Bolton to our board of directors in May 2007.

Equity and Cash-Based Compensation Plans

In 2007, our compensation committee evaluated our equity and cash-based compensation programs using, among other factors, the information provided to it by our consulting firm. The 2007 Equity Award Plan, which contemplates both equity and cash-based compensation, was designed to give us a competitive edge in attracting, retaining and motivating employees, directors and consultants and to provide us with a stock plan providing incentives directly related to increases in our stockholder value. A detailed description of our 2007 Equity Award Plan can be found below under “2007 Equity Award Plan.” As sub-plans under our 2007 Equity Award Plan, the committee also established the 2007 Bonus Plan and the 2007 Restricted Stock Plan to carry out the objectives of the 2007 Equity Award Plan. A brief description of the 2007 Bonus Plan and the 2007 Restricted Stock Plan is provided below.

Because we generally determine the target value of our executive compensation program, in part, by using such benchmarked information, we do not generally factor in amounts realized from prior compensation paid to the Named Officers.

Current Executive Compensation Program Elements

Base Salaries

Like most companies, our policy is to pay Named Officers’ base salaries in cash. Messrs. Hewitt, Riggins, Bennett, Ng and Knighton have employment agreements under which they receive fixed base salaries. As of January 1, 2007, Mr. Hewitt entered into an amended employment agreement with the Company that extended the date of expiration of his agreement to February 17, 2010, and increased his base salary from $400,000 to $500,000. In approving salary increases, the committee takes into account, among other things, the recent performance of the Company, peer group comparisons provided by the committee’s outside consulting firm, the executive’s individual performance and, for Named Officers other than the chief executive officer, the recommendation of Mr. Hewitt. In addition to the factors listed in the previous sentence, the compensation committee increased Mr. Hewitt’s salary in 2007 in conjunction with their negotiations with Mr. Hewitt pursuant to which the compensation committee was seeking Mr. Hewitt’s agreement to extend his employment agreement by two years. The base salary that was paid to each Named Officer in 2007 is the amount reported for such officer in column (c) of the Summary Compensation Table on page 20. During 2007, Mr. Bennett received an increase in his annualized base salary from $260,000 to $295,000; Mr. Knighton received an increase in his annualized base salary from $320,000 to $329,600; Mr. Ng received an increase in his annualized base salary from $289,156 to $297,831; and Mr. Riggins received an increase in his annualized base salary from $325,000 to $334,750.

Annual Bonuses

Our policy is to pay annual bonuses to the Named Officers in cash. The compensation committee, pursuant to our 2007 Bonus Plan, approved cash bonuses for 2007 for our five Named Officers as shown in column (f) of the Summary Compensation Table on page 20. In 2007, Mr. Hewitt was eligible to receive a bonus of up to 150% of his base salary, Mr. Riggins was eligible for a bonus of up to 125% of his base salary and Messrs. Bennett, Knighton and Ng were eligible to receive a bonus of up to 100% of their base salary. Mr. Knighton’s bonus potential was increased to 115% effective January 1, 2008. The 2007 Bonus Plan is based on the achievement of goals related to our performance as measured by budgeted earnings before interest, tax, depreciation and amortization calculated according to Non-GAAP measures that are similar but not the same as those presented in our quarterly earnings releases (“Adjusted EBITDA”) and earnings per share calculated according to Non-GAAP measures that are similar but not the same as those presented in our quarterly earnings releases (“Adjusted Diluted EPS”) set at the beginning of the year by management and approved by the board of directors with the objective of being aggressive but achievable. One third of each Named Officer’s bonus potential is based on each of Adjusted EBITDA, Adjusted Diluted EPS and individual performance objectives. If we fail to meet 90% of budgeted Adjusted EBITDA and Adjusted Diluted EPS, a bonus may not be paid. If the minimum or any higher threshold of Adjusted EBITDA performance is achieved, then the Named Officers earn up to 33.33% of the potential bonus achievable at that Adjusted EBITDA performance threshold. If the minimum or any higher threshold of Adjusted Diluted EPS performance is achieved, then the Named Officers earn up to 33.33% of the potential bonus achievable at that Adjusted Diluted EPS performance threshold. If budgeted Adjusted EBITDA or Adjusted Diluted EPS are achieved, our Named Officers receive 50% of their full bonus potential in that category (or 16.7% of their maximum bonus potential — 50% of 33.33%), except for Bruce Riggins who receives 60% of his full bonus potential in that category (or 20% of his maximum bonus potential — 60% of 33.33%). Our Named Officers earn their full 33% of bonus potential for achieving 130% for each of budgeted Adjusted EBITDA and/or Adjusted Diluted EPS. The remaining 33.33% of the potential cash bonus award is based on the achievement of predetermined individual performance objectives, specific to each individual and department, the recommendation of Mr. Hewitt (except with respect to his own bonus) and the Named Officer’s handling of projects and transactions. For 2007, the Named Officers’ salaries and bonuses represented the following percentages of their respective total compensation: for Mr. Hewitt 72.6%, for Mr. Riggins 82.8%, for Mr. Bennett 82.5%, for Mr. Knighton 84.8% and for Mr. Ng 49.5%. According to our outside compensation consulting firm, our executive compensation is in line with average executive compensation among our peer companies.

Perquisites and Other Benefits

In addition to base salaries and annual bonus opportunities, we provide Messrs. Hewitt and Riggins payments to cover life insurance related expenses. Mr. Hewitt is also entitled to a monthly car allowance. The other Named Executives do not receive life insurance (other than as provided to all associates participating in the Company healthcare plan) or car allowances. We believe that these perquisites offer tangible benefits which Messrs. Hewitt and Riggins find more meaningful than additional cash. When determining Messrs. Hewitt’s and Riggins’ base salary, the compensation committee takes into consideration the value of these perquisites.

Equity-Based Compensation

Our policy is that the Named Officers’ long-term compensation should be directly linked to the value provided to stockholders. Accordingly, the compensation committee grants equity awards under our 2007 Equity Award Plan designed to link an increase in stockholder value to compensation. We believe using the Company’s prior year performance to determine the amount of equity award grants tangibly ties our Named Officers’ short term focus to our current operations. We further believe that vesting the grants over a period of four years encourages our Named Officers to align their focus on long term strategic goals designed to promote growth and accretion in stock value to our stockholders. All Named Officers were awarded equity-based compensation for 2007 in the form of grants of restricted stock subject to our 2007 Restricted Stock Plan, described in the following paragraph, which was established pursuant to our 2007 Equity Award Plan. Those restricted stock grants were made in February 2008. In addition, Mr. Ng received stock options in April 2007 as required by his employment agreement. The compensation committee believes that these awards encourage executives to continue to consider our long-term performance and to remain with us to participate in our long-term performance. Options granted under our employee incentive plan generally vest and become exercisable in equal annual increments over a three-year period from the date of the grant. Prior to 2007, restricted stock grants vested in equal annual increments over a three year period as well. The restricted stock grants made in March 2007 vest equally over four years except for shares granted to Mr. Hewitt which, pursuant to the terms of his employment agreement, vest over three years. Our compensation committee, after consultation with FPL Associates, believes that a four year vesting period is more consistent with the practices of our peers and better aligns compensation for our executives with our long-term performance. The grants in March 2007 to the Named Officers consisted of: 50,000 restricted shares to Mr. Riggins; 30,000 restricted shares to Mr. Bennett; and 20,000 restricted shares to Mr. Knighton. Mr. Hewitt received a grant of 85,000 restricted shares in April 2007. The compensation committee did not have a formal restricted stock plan for 2006 and the size of the grants in April 2007, which we granted based on the Company’s performance in 2006, were made by the compensation committee (i) consistent with the Company’s past practice, and (ii) limited by the number of shares available to be granted at the time due to the fact that the 2007 Equity Award Plan had not yet been presented to the Company’s stockholders for approval. The March and April restricted stock grants were all approved by the compensation committee.

Beginning in 2007, the compensation committee instituted a 2007 Restricted Stock Plan in consultation with FPL, the committee’s compensation advisors. The 2007 Restricted Stock Plan, which was established pursuant to the 2007 Equity Award Plan, is based on the achievement of goals related to our performance as measured by budgeted Adjusted EBITDA and Adjusted Diluted EPS set at the beginning of the year by management and approved by the board of directors with the objective of being aggressive but achievable. One third of each Named Officer’s bonus potential is based on each of Adjusted EBITDA, Adjusted Diluted EPS and individual performance objectives. If we fail to meet 90% of budgeted Adjusted EBITDA and Adjusted Diluted EPS, a restricted stock grant may not be paid. If the minimum or any higher threshold of Adjusted EBITDA performance is achieved, then the Named Officers earn up to 33.33% of their potential restricted stock grant achievable at that Adjusted EBITDA performance threshold. If the minimum or any higher threshold of Adjusted Diluted EPS performance is achieved, then the Named Officers earn up to 33.33% of their potential restricted stock grant achievable at that Adjusted Diluted EPS performance threshold. If budgeted Adjusted EBITDA or Adjusted Diluted EPS are achieved, our Named Officers receive 80% of their full restricted stock grant potential in that category (or 26.4% of their maximum restricted stock grant potential — 80% of 33.33%). Our Named Officers earn their full 33.33% of restricted stock grant potential for achieving 130% of each of budgeted Adjusted EBITDA and/or Adjusted Diluted EPS. The remaining 33.33% of the potential restricted stock grant is based on the achievement of predetermined individual performance objectives, specific to each individual and department, the recommendation of Mr. Hewitt (except with respect to his own bonus) and the Named Officer’s handling of projects and transactions The grants in February 2008 to the Named Officers pursuant to the 2007 Restricted Stock Plan consisted of: 172,995 restricted shares to Mr. Hewitt; 102,320 restricted shares to Mr. Riggins; 69,367 restricted shares to Mr. Bennett; 89,163 restricted shares to Mr. Knighton; and 70,032 restricted shares to Mr. Ng.

We have traditionally awarded annual restricted stock grants to employees (including the Named Officers) during the first quarter or early in the second quarter of each year in conjunction with the compensation committee’s first meeting of the year. The timing of grants may be delayed if material non-public information about us exists. Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the committee generally does not grant equity awards at any other time during the year.

The aggregate amount as determined under FAS No. 123R recognized for purposes of our financial statements for 2006 and 2007 with respect to outstanding options and restricted stock awards granted to the Named Officers is shown in columns (d) and (e) of the Summary Compensation Table on page 20. The grant date value of the options and restricted stock awarded to the Named Officers in 2007 as determined under FAS No. 123R for purposes of our financial statements is shown in column (i) of the Grants of Plan-Based Awards Table on page 22.

Retirement Benefits and Deferred Compensation Opportunities

We offer a non-qualified supplemental deferred compensation plan to our Named Officers and associates serving as Vice President or above pursuant to the Internal Revenue Code Section 409A rules governing such plans. Because our 401(k) plan has historically not met the annual nondiscrimination testing requirements, highly compensated associates are significantly limited in how much they can contribute to our 401(k) plan. The intention of the deferred compensation plan is to provide our Named Officers and other associates that are so limited with a vehicle to plan for retirement or defer taxation on a portion of their base salary and annual bonus. For those that contribute an aggregate of at least 4% of their base salary to the deferred compensation plan, we match up to 4% of their base salary (offset by their 401(k) employer match) into their deferred compensation plan accounts. We view the deferred compensation plan as a vehicle to make up for the limitations on the amount these associates can contribute to the company sponsored 401(k) plan.

Severance and Other Benefits Upon Termination of Employment

Our employment agreements with our Named Officers provide for the payment of severance benefits upon termination without cause or upon our change in control, provided the Named Officer is terminated within a certain period of time following such change in control. Severance payments made to our Named Officers, when they are terminated without cause, generally include (1) payment of one times (1.5 times for Mr. Ng and two times in the case of Mr. Hewitt) the sum of their annual salary and the amount of their bonus for the preceding year (with the multiplier increased to two times if the Named Officer is terminated in connection with a change in control), (2) immediate vesting of all unvested stock options which then become exercisable for one year; (3) immediate vesting of all unvested restricted stock which becomes free of all contractual restrictions; and (4) continued health and dental benefits for 18 months or until he or she receives benefits from another employer. We believe these employment agreements reward the Named Officers for hard work and value creation, assist us in retaining our Named Officers, and provide incentives for each of the Named Officers to stay with us during periods of uncertainty at the end of which such Named Officers may not be retained.

Stock Ownership Guidelines

We do not have formal guidelines for the level of stock ownership in our company by our officers and directors.

Tax Policy

Section 162(m) of the Internal Revenue Code limits our deductibility of cash compensation in excess of $1 million paid to the Chief Executive Officer and the four highest compensated executive officers during any taxable year, unless such compensation meets certain requirements. We are within the $1 million Section 162(m) threshold limitations regarding compensation exclusion requirements and, therefore, all compensation should be deductible by us. The compensation committee has considered and will continue to consider deductibility in structuring compensation arrangements. However, the committee retains discretion to provide compensation arrangements that it believes are consistent with the goals described above and in the best interests of us and our stockholders, even if those arrangements are not fully deductible under Section 162(m).

Our cash bonuses are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, we should be allowed to deduct compensation related to cash bonuses.

Should Thomas F. Hewitt be assessed an excise tax under section 280G of the Internal Revenue Code, in connection with accelerated termination payments for a change in control, the Company will gross-up the termination payment equal to the amount of the assessed excise tax (subject to certain limitations). The excise tax is sometimes assessed on payments made to certain individuals in connection with a change in control of the company, when the payments are unusually large when compared with the individual’s historic pay. The tax can be assessed on accelerated vesting of equity awards, and on certain severance payments made to the individual if the individual is fired after a change in control. If we undergo a change in control at a share value high enough to subject Mr. Hewitt to this excise tax, then Mr. Hewitt has acted in the best interests of our stockholders, possibly at his own personal expense. We have agreed to gross up Mr. Hewitt for any such excise taxes because we believe Mr. Hewitt should be entitled to the full economic benefit of the payments he would otherwise receive, even though we would not be able to take a tax deduction on those gross up payments. If payments made pursuant to a change in control are considered “parachute payments” under Section 280G of the Internal Revenue Code, then the sum of such parachute payments plus any other payments made by the Company to the Named Officer (other than Mr. Hewitt) which are considered parachute payments shall be limited to the greatest amount which may be paid to the Named Officer under Section 280G without causing any loss of deduction to the Company under such section; but only if, by reason of such reduction, the net after-tax benefit to the Named Officer shall exceed the net after-tax benefit if such reduction were not made.

Compensation Committee Interlocks and Insider Participation

Messrs. McCurry and Russell were members of the compensation committee during all of 2007. Mr. Bolton joined our board of directors and the compensation committee in May 2007. No member of the compensation committee is or has been a former or current officer or employee of the Company or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our Named Officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the Named Officers of which served as one of our directors or as a member of our compensation committee during the fiscal year ended December 31, 2007.

2007 Equity Award Plan

Our stockholders approved our 2007 Equity Award Plan at our 2007 Annual Stockholders meeting. The purpose of the 2007 Equity Award Plan is to promote the success of our Company by (i) compensating and rewarding participating executives and directors with equity awards for the achievement of performance targets with respect to a specified performance period and (ii) motivating such executives by giving them opportunities to receive awards directly related to such performance. The 2007 Equity Award Plan is generally intended to provide incentive compensation and performance compensation awards that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

The purpose of our 2007 Equity Award Plan is to give us a competitive edge in attracting, retaining and motivating employees, directors and consultants and to provide us with a stock plan providing incentives directly related to increases in our stockholder value. Our 2007 Restricted Stock Plan and 2007 Bonus Plan, both of which are described above, were established pursuant to our 2007 Equity Award Plan.

Administration.  Our compensation committee administers our 2007 Equity Award Plan. The committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under our 2007 Equity Award Plan and to adopt, alter and repeal rules, guidelines and practices relating to our 2007 Equity Award Plan. Our compensation committee has full discretion to administer and interpret the 2007 Equity Award Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility.  Any of our employees, directors, officers or consultants or of our subsidiaries or their respective affiliates will be eligible for awards under our 2007 Equity Award Plan. Our compensation committee has the sole and complete authority to determine who will be granted an award under the 2007 Equity Award Plan.

Number of Shares Authorized.  The 2007 Equity Award Plan provides for an aggregate of 3,000,000 shares of our common stock to be available for awards. No more than 500,000 shares of our common stock may be issued to any participant during any single year with respect to incentive stock options under our 2007 Equity Award Plan. No participant may be granted awards of options and stock appreciation rights with respect to more than 500,000 shares of our common stock in any one year. No more than 500,000 shares of our common stock may be granted under our 2007 Plan to any participant during any single year with respect to performance compensation awards in any one performance period. The maximum amount payable pursuant to a cash bonus for an individual employee or officer under our 2007 Equity Award Plan for any single year during a performance period is $1,500,000. Cash Bonuses in 2007 were granted pursuant to the 2007 Bonus Plan which was established pursuant to the 2007 Equity Award Plan and approved by our compensation committee. See “Annual Bonuses” above for a description of the 2007 Bonus Plan. Cash Bonuses for 2008 will be paid pursuant to the 2008 Bonus Plan approved by the compensation committee.

If any award is forfeited or if any option terminates, expires or lapses without being exercised, shares of our common stock subject to such award will again be made available for future grant. If there is any change in our corporate capitalization, the compensation committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under our 2007 Equity Award Plan, the number of shares covered by awards then outstanding under our 2007 Equity Award Plan, the limitations on awards under our 2007 Equity Award Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

The 2007 Equity Award Plan will have a term of ten years and no further awards may be granted after that date.

Awards Available for Grant.  The compensation committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.

Options.  The compensation committee is authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Internal Revenue Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy such requirements. Options granted under our 2007 Equity Award Plan will be subject to the terms and conditions established by the compensation committee. Under the terms of our 2007 Equity Award Plan, unless the compensation committee determines otherwise, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant. Options granted under the 2007 Equity Award Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by our compensation committee and specified in the applicable award agreement. The maximum term of an option granted under the 2007 Equity Award Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for at least six months or have been purchased on the open market, or the compensation committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism or by such other method as our compensation committee may determine to be appropriate.

Stock Appreciation Rights.  Our compensation committee is authorized to award stock appreciation rights under the 2007 Equity Award Plan. SARs will be subject to the terms and conditions established by the compensation committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2007 Equity Award Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. The terms of the SARs shall be subject to terms established by the compensation committee and reflected in the award agreement.

Restricted Stock.  Our compensation committee is authorized to award restricted stock under the 2007 Equity Award Plan. Awards of restricted stock will be subject to the terms and conditions established by the compensation committee. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the compensation committee for a specified period. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited. Restricted Stock grants for 2007 were granted pursuant to the 2007 Restricted Stock Plan which was established pursuant to the 2007 Equity Award Plan and approved by our compensation committee. See “Equity-Based Compensation” above for a description of the 2007 Restricted Stock Plan. The compensation committee has approved a 2008 Restricted Stock Plan pursuant to which grants of restricted stock will be made for 2008.

Restricted Stock Unit Awards.  Our compensation committee is authorized to award restricted stock unit awards. Restricted stock unit awards will be subject to the terms and conditions established by the compensation committee. Unless the compensation committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the compensation committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the compensation committee.

Stock Bonus Awards.  Our compensation committee is authorized to grant awards of unrestricted shares of our common stock, either alone or in tandem with other awards, under such terms and conditions as the compensation committee may determine.

Performance Compensation Awards.  The compensation committee may grant any award under the 2007 Equity Award Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. The committee may establish these performance goals with reference to one or more of the following: net earnings or net income (before or after taxes); basic or diluted earnings per share (before or after taxes); net revenue or net revenue growth; gross profit or gross profit growth; net operating profit (before or after taxes); return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); earnings before or after taxes, interest, depreciation, and amortization; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; objective measures of customer satisfaction; working capital targets; measures of economic value added; inventory control; enterprise value; sales; stockholder return; return on investment; return on capital; client retention; competitive market metrics; employee retention; timely completion of new product rollouts; timely launch of new facilities; earnings per share; objective measures of personal targets, goals or completion of projects; or any combination of the foregoing.

Transferability.  Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

Amendment.  Our 2007 Equity Award Plan has a term of ten years. Our board of directors may amend, suspend or terminate our 2007 Equity Award Plan at any time; however, stockholder approval to amend our 2007 Equity Award Plan may be necessary if the law so requires. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in Control.  In the event of a change in control (as defined in the 2007 Equity Award Plan), all outstanding options and equity awards (other than performance compensation awards) issued under the 2007 Equity Award Plan will become fully vested and performance compensation awards will vest, as determined by the compensation committee, based on the level of attainment of the specified performance goals. The compensation committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a change in control. The compensation committee can also provide otherwise in an award agreement under the plan.

Summary Compensation Table

The following table includes information concerning compensation for each of the one year periods ended December 31, 2007 and 2006, in reference to our five Named Officers, which includes required disclosure related to our CEO, CFO, and our three other most highly compensated Named Officers as of those dates. The Summary Compensation Table should be read in connection with the tables and narrative descriptions that follow.

Total compensation for our Named Officers consist of a base salary, stock awards, options awards, non-equity incentive plan compensation and personal benefits that consist of life insurance premiums paid on behalf of the Named Officer, termination payments, reimbursement of moving expenses, commissions earned, and company matching contributions paid into our retirement plans. Salary amounts reflect the actual base salary payments made to the Named Officers in 2007 and 2006.

Stock Awards (column (d)) and Option Awards (column (e)) represent restricted stock grants and stock option grants, respectively, for which we recorded compensation expense for 2007 and 2006. We calculated these amounts in accordance with the provisions of SFAS No. 123(R). Under this methodology, the compensation expense reflected in these columns is for grants made in 2007 and 2006 and grants made in prior years which continued to be expensed in 2007 and 2006 during their respective vesting periods. The full FAS 123(R) grant date fair value of the Stock Awards and Option Awards granted in 2007 is included in column (i) in the 2007 Grants of Plan-Based Awards table of this proxy statement. The assumptions used in calculating the FAS 123(R) compensation expense of the Stock Awards and Option Awards are provided in Note 14 of our Annual Report on Form 10-K for the year ended December 31, 2007. For the number of outstanding equity awards held by the listed officers at fiscal year-end, see the Outstanding Equity Awards at Fiscal Year End Table. For the proceeds actually received by the listed officers upon exercise of stock options granted in prior years, see the Option Exercises and Stock Vested Table. The 2007 Equity Award Plan provides for an aggregate of 3,000,000 shares of our common stock to be available for awards to officers, key employees and non-employee directors. Options granted under the plan will have a term of no more than 10 years and an option price not less than the fair market value of our common stock at the time of grant. Under the 2007 Equity Award Plan, stock-based awards typically vest in four annual installments beginning on the date of grant and on subsequent anniversaries, assuming the continued employment of the recipient. All stock based compensation issued and awarded prior to the adoption of the 2007 Equity Award Plan will continue to be administered pursuant to either our former Employee Incentive Plan or our former Non-Employee Director Incentive Plan, both of which had been approved by our shareholders. All stock based compensation issued and awarded after May 2007, will be administered under the 2007 Equity Award Plan.

“Non-Equity Incentive Plan Compensation” reflects compensation earned for 2007 and 2006 performance under the 2007 and 2006 bonus plans. The total cash bonus award for the Named Officers in 2007 is based on the achievement of goals related to our performance as measured by budgeted Adjusted EBITDA and Adjusted Diluted EPS set at the beginning of the year by management and approved by the board of directors with the objective of being aggressive but achievable. One third of each Named Officer’s bonus potential is based on each of Adjusted EBITDA, Adjusted Diluted EPS and individual performance objectives. If we fail to meet 90% of budgeted Adjusted EBITDA and Adjusted Diluted EPS, a bonus may not be paid. If the minimum or any higher threshold of Adjusted EBITDA performance is achieved, then the Named Officers earn up to 33.33% of the potential bonus achievable at that Adjusted EBITDA performance threshold. If the minimum or any higher threshold of Adjusted Diluted EPS performance is achieved, then the Named Officers earn up to 33.33% of the potential bonus achievable at that Adjusted Diluted EPS performance threshold. If budgeted Adjusted EBITDA or Adjusted Diluted EPS are achieved, our Named Officers receive 50% of their full bonus potential in that category (or 16.7% of their maximum bonus potential — 50% of 33%). Our Named Officers earn their full 33.33% of bonus potential for achieving 130% of each of budgeted Adjusted EBITDA and/or Adjusted Diluted EPS. The remaining 33.33% of the potential cash bonus award is based on the achievement of predetermined individual performance objectives, specific to each individual and department, the recommendation of Mr. Hewitt (except with respect to his own bonus) and the Named Officer’s handling of projects and transactions.

“Change in Pension Value and Non-qualified Deferred Compensation Earnings” includes only the earnings in 2007 (on our supplemental deferred compensation plan) in excess of the IRS normalized rate of return of 5.6% for the 2007 fiscal year, which was 120% of the applicable federal long-term rate in December 2007, from the Company sponsored non-qualified deferred compensation plan. The Company does not sponsor a pension plan for the Named Officers nor provide pension benefits to former employees, and as such no changes in pension values have been reported.

“All Other Compensation” includes life insurance payments made on behalf of the relevant Named Officer, severance payments, commissions earned related to business transactions, relocation benefits, and our matching contributions into our retirement plans and non-qualified deferred compensation plan.

For additional information regarding compensation, see the “Current Executive Compensation Program Elements” portion of the compensation discussion and analysis.

Summary Compensation Table for 2007

							Change in
							Pension
							Value and
							Nonqualified
					Non-Equity		Deferred
			Stock	Option	Incentive Plan		Compensation		All Other
		Salary	Awards	Awards	Compensation		Earnings		Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)		($)		($)		($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)		(i)

Thomas F. Hewitt,	2007	496,154	376,995	—	670,833	(1)	—		63,456	(1)	1,607,438
Chief Executive Officer	2006	400,000	253,625	5,612	500,000	(1)	—		104,194	(1)	1,263,431
Bruce A. Riggins,	2007	332,125	132,689	—	378,623	(2)	—		14,512	(2)	857,949
Chief Financial Officer	2006	225,000	188,070	—	357,500	(2)	452	(2)	180,190	(2)	951,212
Leslie Ng,	2007	295,495	103,455	59,559	244,670	(3)	—		389,084	(3)	1,092,263
Chief Investment Officer	2006	288,037	134,074	38,072	230,430	(3)	—		170,002	(3)	860,615
Samuel E. Knighton,	2007	327,015	107,870	—	272,513	(4)	—		690		708,088
President of Hotel Operations	2006	306,577	51,387	—	245,261	(4)	—		—		603,225
Christopher L. Bennett,	2007	280,974	103,923	—	237,891	(5)	1,136	(5)	5,173	(5)	629,097
Executive Vice President & General Counsel	2006	246,277	65,193	—	135,452	(5)	8,131	(5)	10,121	(5)	465,174

(1)	The Other Compensation amount reported for 2007 includes: (i) $25,533 of life insurance premiums paid on behalf of Mr. Hewitt by the Company; (ii) $36,000 of car allowance; and (iii) $1,923 of retroactive pay for 2006. The Other Compensation amount reported for 2006 includes: (i) $75,750 in severance payments to Mr. Hewitt. (In connection with our 2002 merger with Interstate Hotels Corporation, Mr. Hewitt, who was then Chairman and Chief Executive Officer of Interstate Hotels Corporation, had a contractual right to a lump sum severance payment from Interstate Hotels Corporation which he agreed to receive in the form of monthly payments beginning with the merger date through January 2006); and (ii) $28,444 of life insurance premiums paid on behalf of Mr. Hewitt by the Company. For 2007, Mr. Hewitt received non-equity incentive plan compensation of $670,833 for services performed in 2007. For 2006, Mr. Hewitt received non-equity incentive plan compensation of $500,000 for services performed in 2006.

(2)	The Other Compensation amount reported for 2007 includes: (i) $7,762 of life insurance premiums paid on behalf of Mr. Riggins by us; and (iii) $6,750 of our matching contributions into our retirement plans. The Other Compensation amount reported for 2006 includes: (i) $164,034 of relocation expenses incurred as a result of our decision to relocate Mr. Riggins from Florida to Virginia in 2006, after assuming his role as Chief Financial Officer; (ii) $7,656 of life insurance premiums paid on behalf of Mr. Riggins by us; and (iii) $8,500 of our matching contributions into our retirement plans. For 2007, Mr. Riggins received non-equity incentive plan compensation of $378,623 for services performed in 2007. For 2006, Mr. Riggins received non-equity incentive plan compensation of $357,500 for services performed in 2006. Mr. Riggins participates in a non-qualified deferred compensation plan. During 2006, his investments gained above market earnings of $452.

(3)	The Other Compensation amount reported for 2007 includes development commission payments of $388,634 and $450 for life insurance premium, on behalf of Mr. Ng. The Other Compensation amount reported for 2006 includes $169,552 for development commission payments and $450 for life insurance premium paid on behalf of Mr. Ng. For 2007, Mr. Ng received non-equity incentive plan compensation of $244,670 for services performed in 2007. For 2006, Mr. Ng received non-equity incentive plan compensation of $230,430 for services performed in 2006.

(4)	The other Compensation amount reported for 2007 includes life insurance premium paid on behalf of Mr. Knighton by us. For 2007, Mr. Knighton received non-equity incentive plan compensation of $272,513 for services performed in 2007. For 2006, Mr. Knighton received non-equity incentive plan compensation of $245,621 for services performed in 2006.

(5)	The Other Compensation amount reported includes life insurance premiums paid on behalf of Mr. Bennett by us and our matching contribution into our retirement plans. For 2007, Mr. Bennett received non-equity incentive plan compensation of $237,891 for services performed in 2007. For 2006, Mr. Bennett received non-equity incentive plan compensation of $135,452 for services performed in 2006. Mr. Bennett participates in a non-qualified deferred compensation plan. During 2007 and 2006 his investments gained above market earnings of $1,136 and $8,131, respectively.

2007 Grants of Plan-Based Awards Table

The following table provides information about equity and non-equity awards granted to the Named Officers in 2007: the grant date which is equal to the date of board approval (column (b)); the possible payout under the non-equity incentive plan, as approved by the compensation committee, at the threshold level (or “minimum”) as stated in their respective employment agreements (column (c)), target level (meeting budgeted EBITDA as approved by the board of directors) (column (d)), and the maximum level as stated in their respective employment agreements (column (e)); the restricted shares granted in 2007 to the Named Officers (column (f)); the stock options granted in 2007 to the Named Officers (column (g)); the exercise price of option awards which reflects the closing price of our stock on the date of grant (column (h)) and; the full grant date fair value of stock options and restricted stock computed under SFAS 123(R), granted to the Named Officers in 2007 (column (i)).

The 2007 Equity Award Plan provides for an aggregate of 3,000,000 shares of our common stock to be available for issue and awards to officers, key employees and non-employee directors. Options granted under the plan will have a term of no more than 10 years and an option price not less than the fair market value of our common stock at the time of grant. Under the plan, stock-based awards vest in four annual installments beginning on the date of grant and on subsequent anniversaries, assuming the continued employment of the Named Officer (except for Mr. Hewitt whose grants vest in three installments as required by his employment agreement). There are no terms that would cause the vesting period to accelerate unless the compensation committee approves it or if it is explicitly stated in the Named Officer’s employment agreement. The vesting date of all awards granted have been disclosed in the 2007 Outstanding Equity Awards at Fiscal Year End Table. Generally, the full grant date fair value is the amount that we would expense in its financial statements over the award’s vesting schedule. Fair value for stock options is calculated in accordance with SFAS 123(R). In measuring fair value, SFAS 123(R) distinguishes between vesting conditions related to our stock price (market conditions) and other non-stock price related conditions (service conditions). This amount reflects our accounting expense for the stock options, and most likely will not correspond to the actual value that will be recognized by the option holder, which depends solely on the achievement of the specified service period and the stock price on the date of exercise. For restricted stock, fair value is calculated using the closing price of our stock on the grant date. For stock options, fair value is calculated using the Black-Scholes value on the grant date. For additional information on the valuation assumptions, refer to Note 14 of our Annual Report on Form 10-K for the year-ended December 31, 2007, as filed with the SEC. These amounts reflect our accounting expense under SFAS 123(R) and do not correspond to the actual value that will be recognized by the Named Officers.

Grants of Plan-based Awards in 2007

					All Other		All Other
					Stock		Option
					Awards:		Awards:
		Estimated Possible Payouts			Number of		Number of
		Under Non-Equity Incentive			Shares of		Securities	Exercise	Grant Date
		Plan Awards			Stock or		Underlying	or Base Price of	Fair Value of
	Grant	Threshold	Target	Maximum	Units		Options	Option of Awards	Stock and
Name	Date	($)	($)	($)	(#)		(#)	($/Sh)	Option Awards
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)

Thomas F. Hewitt	—	—	372,116	744,231	—		—	—	—
	4/12/07	—	—	—	85,000	(1)	—	—	$484,500
Bruce A. Riggins	—	—	249,094	415,156	—		—	—	—
	3/26/07	—	—	—	50,000		—	—	$311,500
Leslie Ng	—	—	147,748	295,495	—		—	—	—
	3/26/07	—	—	—	30,000		—	—	$186,900
Samuel E. Knighton	—	—	163,508	327,015	—		—	—	—
	3/26/07	—	—	—	20,000		—	—	$124,600
Christopher L. Bennett	—	—	140,487	280,974	—		—	—	—
	3/26/07	—	—	—	30,000		—	—	$186,900

(1)	On April 12, 2007, Mr. Hewitt was granted 85,000 shares of restricted stock that will vest in three annual installments beginning on the date of the grant.

Outstanding Equity Awards at Fiscal Year-End for 2007

The following table provides information on the current holdings of stock option and restricted stock awards by the Named Officers. This table includes unexercised and unvested option awards and restricted stock awards. Each equity grant is shown separately for each Named Officer. Stock options and restricted stock awards granted prior to January 1, 2007, listed in the table below, vest ratably over three years after the grant date typically subject to continued service with us through each annual vesting date. Stock options and restricted stock granted under the 2007 Equity Award Plan vest in four annual installments beginning on the date of the grant (except for restricted stock grants to Mr. Hewitt which vest over three years pursuant to the terms of his employment agreement), see footnote one for those grants issued under the 2007 Equity Award Plan. The dates on the table represent the date of the final annual vesting with respect to each grant. The market value of unvested restricted stock awards reflected in “Market Value of Shares or Units of Stock That Have Not Vested” (column (h)) have been valued by multiplying the number of unvested restricted stock awards reflected in “Number of Shares or Units of Stock That Have Not Vested” (column (g)) by $3.96, or our closing stock price on December 31, 2007, the last trading day of the 2007 fiscal year. The “Vesting Date of Restricted Stock Awards” (column (i)) represent the date of the final annual vesting with respect to each grant. For additional information about option awards and stock awards, see the “Equity-Based Compensation” portion of our compensation discussion and analysis.

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised	Option			Stock That		Stock That
	Options	Options	Exercise	Option	Vesting Date	Have Not		Have Not	Vesting Date of
	(#)	(#)	Price	Expiration	of Option	Vested		Vested	Restricted Stock
Name	Exercisable	Unexercisable	($)	Date	Award	(#)		($)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)

Thomas F. Hewitt	17,000	—	$4.58	4/4/15	—	—		—	—
	—	—	—	—	—	33,334		$132,003	2/17/08
	—	—	—	—	—	40,000		$158,400	4/25/09
	—	—	—	—	—	85,000		$336,600	4/12/10
Bruce A. Riggins	—	—	—	—	—	26,667		$105,601	4/17/09
						50,000	(1)	$198,000	3/26/11

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised	Option			Stock That		Stock That
	Options	Options	Exercise	Option	Vesting Date	Have Not		Have Not	Vesting Date of
	(#)	(#)	Price	Expiration	of Option	Vested		Vested	Restricted Stock
Name	Exercisable	Unexercisable	($)	Date	Award	(#)		($)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)

Leslie Ng	16,667	8,333	$4.65	9/26/15	—	—		—	—
	8,333	16,667	$5.48	4/3/16	—	—		—	—
	—	25,000	$6.23	3/26/17	—	—		—	—
	—	—	—	—	—	6,666		$26,397	9/26/08
	—	—	—	—	—	13,333		$52,799	4/1/09
	—	—	—	—	—	30,000	(1)	$118,800	3/26/11
Samuel E. Knighton	—	—	—	—	—	5,333		$21,119	4/1/09
	—	—	—	—	—	18,000		$71,280	6/8/09
	—	—	—	—	—	20,000	(1)	$79,200	3/26/11
Christopher L. Bennett	2,150	—	$21.50	2/9/08	—	—		—	—
	1,000	—	$15.95	2/4/09	—	—		—	—
	—	—	—	—	—	6,666		$26,397	4/1/08
	—	—	—	—	—	13,333		$52,799	4/1/09
	—	—	—	—	—	30,000	(1)	$118,800	3/26/11

(1)	Stock options and restricted stock granted under the 2007 Equity Award Plan vest in four annual installments beginning on the date of the grant (except for restricted stock grants to Mr. Hewitt which vest over three years pursuant to the terms of his employment agreement) and have a term of 10 years.

Option Exercises and Stock Vested for 2007

The following table provides information for the Named Officers on stock award expenses during 2007 including (1) the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized. The “Value Realized on Exercise” (column (c)) is based upon the closing market price on the day of exercise. The Value Realized on Vesting” (column (e)) is based upon the closing stock price on the vesting date.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Thomas F. Hewitt	—	—	33,333	$248,331
			20,000	$106,000
Bruce A. Riggins	—	—	13,333	$75,198
Leslie Ng	—	—	6,667	$30,135
			6,667	$38,869
Samuel E. Knighton	—	—	2,667	$15,549
			9,000	$51,840
Christopher L. Bennett	—	—	1,183	$8,766
			6,667	$38,869
			6,667	$38,869

Non-Qualified Deferred Compensation for 2007

The tables below provide information on the non-qualified deferred compensation plan of the Named Officers in 2007. The purpose of the plan is to offer participants deferred compensation benefits pursuant to Section 409A of the Internal Revenue Code and to supplement such participants’ retirement benefits under the plan sponsor’s tax-qualified retirement plan and other retirement programs. The plan is intended to be an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees. During

2005, participant contributions were frozen during the year due to pending legislation to such plans being introduced by the IRS that year. A plan amendment was made in 2006 and participation has been reinstated for the plan.

The supplemental non-qualified deferred compensation plan allows participants the option to defer a percentage of their compensation, including base salary, non-equity cash incentives, and commissions, on a pre-tax basis into specific investment funds, with the potential opportunity to participate in the market appreciation of these investments. The funds provided within the plan are publicly traded funds, managed and administered by 3rd parties. In addition, the plan allows participants the option to withdraw their deferred compensation while they are still active in the plan as long as the election is made several years in advance. A participant (or his or her beneficiary) shall become entitled to receive, on or about the date or dates selected by the participant on his or her participant enrollment and election form or, if none, on or about the date of the participant’s termination of employment a distribution in an aggregate amount equal to the participant’s vested account. On his or her participant enrollment and election form, a participant may elect to receive some or all of each year’s deferrals and related earnings on a specific date prior to his or her separation from service. A maximum of three (3) distribution dates may be established and maintained by each participant. Alternatively, on his or her participant enrollment and election form, a participant may select payment or commencement of payment of his or her vested account to be made after his or her separation from service with us.

The following funds are available under the non-qualified deferred compensation plan from which participants may choose to invest:

2007
Fund Name (Ticker)	Return

JP Morgan Money Market (VPMXX)	4.97%
PIMCO Low Duration Admin (PLDAX)	7.68%
PIMCO Total Return Admin (PTRAX)	8.84%
T. Rowe Price Equity Income Shs (PRFDX)	3.30%
Vanguard 500 Index Inv (VFINX)	5.39%
Artisan Mid Cap Inv (ARTMX)	21.20%
AIM Small Cap Growth A (GTSAX)	11.38%
Putnam VT International Equity Class A (POVSX)	8.40%

The following table provides information on the non-qualified deferred compensation of the Named Officers in 2007:

Non-Qualified Deferred Compensation for 2007
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in Last	Contributions in Last	Earnings in Last	Withdrawals /	Balance at Last
Name	Fiscal Year ($)	Fiscal Year ($)	Fiscal Year ($)	Distributions ($)	Fiscal Year-End ($)
(a)	(b)	(c)	(d)	(e)	(f)

Thomas F. Hewitt	—	—	—	—	—
Bruce A. Riggins(1)	13,285	3,534	681	—	26,694
Leslie Ng	—	—	—	—	—
Samuel E. Knighton	—	—	—	—	—
Christopher L. Bennett(2)	11,239	4,885	1,888	79,537	28,734
Thomas F. Hewitt	—	—	—	—	—

(1)	Mr. Riggins’ balance includes deferrals from his base salary, annual performance-based, long-term cash awards reported in columns (c) and (f) of the 2007 Summary Compensation Table and investment earnings on the deferral balance.

(2)	Mr. Bennett’s balance includes a beginning balance from previous years’ activities, deferrals from his base salary and investment earnings on the deferral balance, less a distribution of $79,537 in accordance with his election prior to the date Mr. Bennett began the deferrals.

Potential Payments Upon Termination Of Employment

Our Named Officers are eligible for severance benefits under certain circumstances, as stated in their employment agreements. If the Named Officer’s employment is terminated by the Named Officer other than because of death, disability or for good reason (“Voluntary Retirement”), the Named Officer is not entitled to any termination benefits. If the Named Officer is terminated by us for cause, the Named Officer would not be eligible for any termination benefits. If the termination of employment is as a result of death or disability, we would pay the Named Officer or their estate a lump-sum payment equal to the Named Officer’s base salary through the termination date, plus a pro-rata portion of the Named Officer’s bonus for the fiscal year in which the termination occurred. In addition, we would pay the Named Officer or their estate, the equivalent of one (1) times the current annual base salary plus the preceding years’ bonus, as well as healthcare benefits for 12 months following the date of termination. All unvested stock options and restricted stock would vest immediately.

If the Named Officer’s employment is terminated by us without cause or if the Named Officer terminates the employment for good reason, we would pay the Named Officer a lump sum equal to the product of one (1) times the sum (or, in the case of Mr. Ng one and one-half times and in the case of Mr. Hewitt two times the sum) of (A) the Named Officer’s annual base salary and (B) the amount of the Named Officer’s bonus for the preceding calendar year. In both circumstances, all of the Named Officer’s unvested stock options and restricted stock will immediately vest. In addition, we would reimburse the Named Officer for the cost of COBRA coverage, equivalent to coverage during the Named Officer’s term of employment, until the earlier of 18 months after the date of termination, or until the Named Officer receives benefits from a subsequent employer.

If the Named Officer is terminated as a result of change in control, the Named Officer would receive two (2) times the product of the sum, of the Named Officer’s current annual base salary and an amount equivalent to that of the Named Officer’s bonus for the preceding year. All unvested stock options and restricted stock would vest immediately. In addition, we would reimburse the Named Officer for the cost of COBRA coverage, equivalent to coverage during Named Officer’s term of employment, until the earlier of 18 months after the date of termination, or until the Named Officer receives benefits from another employer.

Should Thomas F. Hewitt be assessed an excise tax under section 280G of the Internal Revenue Code, in connection with accelerated termination payments for a change in control, the company will gross-up the termination payment equal to the amount of the assessed excise tax (subject to certain limitations). If payments made pursuant to a change in control are considered “parachute payments” under Section 280G of the Internal Revenue Code, then the sum of such parachute payments plus any other payments made by the Company to the Named Officer (other than Mr. Hewitt) which are considered parachute payments shall be limited to the greatest amount which may be paid to the Named Officer under Section 280G without causing any loss of deduction to the Company under such section; but only if, by reason of such reduction, the net after-tax benefit to the Named Officer shall exceed the net after-tax benefit if such reduction were not made. If our Named Offices were terminated or we experienced a change in control on December 31, 2007, we would make the following payments and provide the listed benefits.

The severance payments provided in each Named Officer’s employment agreement is based on the historical practice of the Company which was based on (i) discussions the Company had with its outside employment counsel with respect to common severance practices our outside employment counsel saw at its other publicly traded clients and (ii) the experience and knowledge of the members of our compensation committee. Prior to 2005, our severance packages for our CEO typically included a severance upon a change of control of three times the CEO’s annual base salary and prior year’s bonus. This was reduced to two years at the direction of the compensation committee when we negotiated Mr. Hewitt’s employment agreement.

We vest our Named Officers in their unvested restricted stock upon termination without cause because, under our historical practice of granting restricted stock and pursuant to the terms of our 2007 Restricted Stock Plan, grants are based on our performance and the performance of our Named Officers during the previous year. As a retention tool, we vest the restricted stock over four years (three years for Mr. Hewitt) following the date of grant; however, if we terminate the Named Officer without cause, we believe it is appropriate to vest the Named Officer for the unvested shares since they relate to the Named Officer’s past performance.

			Acceleration and
			Continuation of
		Continuation of	Equity Awards
		Medical/Welfare	(Unamortized	Total
	Cash Severance	Benefits	Expense as of	Termination
	Payment	(Present Value)	12/31/07)	Benefits
Name/Scenario	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)

Thomas F. Hewitt
- Voluntary retirement	—	—	—	—
- Termination for cause	—	—	—	—
- Death or disability	1,166,987	9,423	524,382	1,700,792
- Termination without cause or for good reason	2,333,974	14,134	524,382	2,872,490
- Change in control	2,333,974	14,134	524,382	2,872,490
Bruce A. Riggins
- Voluntary retirement	—	—	—	—
- Termination for cause	—	—	—	—
- Death or disability	710,748	13,895	345,641	1,070,284
- Termination without cause or for good reason	710,748	20,842	345,641	1,077,231
- Change in control(2)	1,254,393	20,842	345,641	1,620,876 9
Leslie Ng
- Voluntary retirement	—	—	—	—
- Termination for cause	—	—	—	—
- Death or disability	540,165	12,562	270,169	822,896
- Termination without cause or for good reason(1)	810,248	18,843	270,169	1,099,260
- Change in control	1,003,340	18,843	270,169	1,292,352
Samuel E. Knighton
- Voluntary retirement	—	—	—	—
- Termination for cause	—	—	—	—
- Death or disability	599,528	14,430	217,083	831,041
- Termination without cause or for good reason	599,528	21,646	217,083	838,257
- Change in control	1,199,056	21,646	217,083	1,437,785
Christopher L. Bennett
- Voluntary retirement	—	—	—	—
- Termination for cause	—	—	—	—
- Death or disability	518,865	11,819	204,517	735,201
- Termination without cause or for good reason	518,865	17,729	204,517	741,111
- Change in control	1,037,730	17,729	204,517	1,259,976

(1)	As stated in Leslie Ng’s employment agreement, if his employment is terminated by us without cause or if the Named Officer terminates the employment for good reason, we would pay him a lump sum equal to the product of one and one-half (1.5) times the sum of (A) his annual base salary and (B) the amount of his bonus for the preceding calendar year.

(2)	As stated in the Named Officer’s respective employment agreement, the Company would have elected, as of December 31, 2007, to reduce the total compensation awarded to the Named Officer upon a change in control to the nearest amount allowable and deductible so as not to trigger an excise tax payable by the Named Officer or a loss of a deduction otherwise permitted by the Company under Section 280G and Section 4999 of the Internal Revenue Code.

Director Compensation for 2007

All independent, non-employee directors received cash compensation for board and committee service as presented in “Fees Earned or Paid in Cash” (column (b)). In addition, all non-employee directors received an annual equity award following the Annual Meeting. Directors are reimbursed for expenses incurred to attend board and committee meetings. Directors do not have retirement plans or receive any benefits such as life or medical insurance. Directors who are employees of us receive no additional compensation for serving as directors.

Through September 30, 2006, our directors, other than Mr. Whetsell, who were not our employees or employees of our subsidiaries, were paid an annual fee of $20,000, and Mr. Whetsell, as Chairman, received an annual fee of $40,000. Beginning October 1, 2006, following the review and recommendation of FPL Associates, our directors, other than Mr. Whetsell, who are not our employees or employees of our subsidiaries are paid an annual fee of $35,000, and Mr. Whetsell, our Chairman, receives an annual fee of $70,000. Also, beginning October 1, 2006, we pay an additional annual fee of $15,000 to the audit committee chairperson and $5,000 to the chairpersons of the compensation committee, the corporate governance and nominating committee and the investment committee. During all of 2006, each non-employee director was paid $1,250 for attendance in person at each meeting of our board of directors; $1,000 for attendance in person at each meeting of a committee of our board of directors of which the director is a member; and $500 for each telephonic meeting of our board of directors or a committee of which the director is a member. Non-employee directors may elect to receive all or a portion of their annual fees in shares of our common stock rather than cash. Directors who are our employees do not receive any fees for their service on the board of directors or committees. We reimburse all directors for their out-of-pocket expenses in connection with their service on the board of directors.

Prior to 2007, under our non-employee directors’ incentive plan, each non-employee director was awarded an option to purchase 7,500 shares of our common stock upon initial commencement of service as a director, whether by appointment or initial election. The exercise price of option grants is 100% of the fair market value of our common stock on the date of grant, and options will vest in three equal annual installments. The exercise price may be paid in cash, cash equivalents acceptable to the compensation committee of the board, our common stock or any combination of them. Options granted under this plan, once vested, will be exercisable for ten years from the date of grant. Upon termination of service as a director, options which have not vested will be forfeited, and vested options may be exercised until they expire. All options will vest upon a change in control of our Company. Beginning in 2007 and pursuant to our 2007 Equity Award Plan, directors are granted restricted stock on the first business day after our Annual Stockholder’s meeting having a value equal to $15,000 based on the closing price of our common stock on the date of such grant. On June 1, 2007, each of our directors was granted 2,525 restricted shares. The restricted shares granted to our directors vest over four years with one-quarter of each grant vesting on each of the first four anniversaries of the date of such grant.

The following table below provides information concerning compensation for the one year period ended December 31, 2007 in reference to the ten members that made up the board of directors:

Director Compensation for 2007
					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Paul W. Whetsell	79,750	2,184	6,427	—	—	—	88,361
Karim J. Alibhai(1)	46,500	2,184	6,560	—	—	—	55,244
Ronald W. Allen	44,000	2,184	22,511	—	—	—	68,695
H. Eric Bolton(2)	17,833	2,184	7,378	—	—	—	27,395
James F. Dannhauser	51,500	2,184	11,380	—	—	—	65,064
Leslie R. Doggett	45,250	2,184	6,560	—	—	—	53,994
Joseph J. Flannery(3)	28,583	—	4,136	—	—	—	32,719
James B. McCurry	61,500	2,184	6,560	—	—	—	70,244
John J. Russell, Jr.	53,500	2,184	6,560	—	—	—	62,244

(1)	Mr.Alibhai resigned from our board of directors on April 9, 2008.

(2)	Mr. Bolton was appointed to the board of directors on May 3, 2007.

(3)	Mr. Flannery ceased being a board member on June 1, 2007.

The following relates to the option awards outstanding for non-employee directors:

		Grant Date Fair	Securities Underlying	Securities Underlying
		Value of Option	Unexercised Options	Unexercised Options
Name		Award	(#)	(#)
(a)	Grant Date	($)	Exercisable	Unexercisable

Paul W. Whetsell	6/3/05	$8,315	3,333	1,667
	6/2/06	$11,308	1,667	3,333

Karim J. Alibhai(1)	8/1/02	$11,625	7,500	—
	6/11/03	$7,647	5,000	—
	5/28/04	$8,613	5,000	—
	6/3/05	$7,374	3,333	1,667
	6/2/06	$11,308	1,667	3,333

Ronald W. Allen	8/24/06	$46,237	2,500	5,000

H. Eric Bolton(2)	5/4/07	$18,763	—	7,500

James F. Dannhauser	5/22/06	$16,535	2,500	5,000
	6/2/06	$11,308	1,667	3,333

Leslie R. Doggett	10/23/01	$2,325	1,500	—
	8/1/02	$11,625	7,500	—
	6/11/03	$7,647	5,000	—
	5/28/04	$8,613	5,000	—
	6/3/05	$7,374	3,333	1,667
	6/2/06	$11,308	1,667	3,333

Joseph J. Flannery(3)	8/1/02	$11,625	7,500	—
	6/11/03	$7,647	5,000	—
	5/28/04	$8,613	5,000	—
	6/3/05	$7,374	3,333	1,667
	6/2/06	$11,308	1,667	3,333

James B. McCurry	5/11/99	$1,550	1,000	—
	5/18/00	$1,550	1,000	—
	6/14/01	$1,550	1,000	—
	8/1/02	$11,625	7,500	—
	6/11/03	$7,647	5,000	—
	5/28/04	$8,613	5,000	—
	6/3/05	$7,374	3,333	1,667
	6/2/06	$11,308	1,667	3,333

John J. Russell, Jr.	8/1/02	$11,625	7,500	—
	6/11/03	$7,647	5,000	—
	5/28/04	$8,613	5,000	—
	6/3/05	$7,374	3,333	1,667
	6/2/06	$11,308	1,667	3,333

(1)	Mr. Alibhai resigned from our board of directors on April 9, 2008.

(2)	Mr. Bolton was appointed to the board of directors on May 3, 2007.

(3)	Mr. Flannery ceased being a board member on June 1, 2007.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the committee’s review and those discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our proxy statement on Schedule 14A.

The Compensation Committee

John J. Russell, Jr. — Chair
H. Eric Bolton
James B. McCurry

THE AUDIT COMMITTEE REPORT

The audit committee of our board of directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by the independence criteria under Section 301 of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules. The audit committee operates under a written charter approved by our board of directors.

Management is responsible for our internal control over financial reporting and financial reporting process. Our independent registered public accounting firm, KPMG, is responsible for performing an independent audit of our consolidated financial statements on internal control over financial reporting in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. In performing these responsibilities, the audit committee necessarily relies on the work and assurances of our management and KPMG.

In connection with these responsibilities, the audit committee reviewed and discussed with management and KPMG the December 31, 2007 financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting. The audit committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61 (Communications with audit committees). The audit committee also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees), and the audit committee discussed with KPMG the firm’s independence.

Based upon the audit committee’s discussions with management and KPMG, and the audit committee’s review of the representations of management and KPMG, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.

The Audit Committee

James B. McCurry — Chair
H. Eric Bolton
Leslie R. Doggett
John J. Russell, Jr.

Appointment of and Fee Disclosure of Independent Registered Public Accounting Firm

The audit committee has appointed KPMG LLP to serve as our independent registered public accounting firm for 2008. KPMG LLP has been our independent registered public accounting firm since 1998. A representative of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires. KPMG LLP will be available to answer appropriate questions.

The following fees were paid to KPMG LLP for the years ended December 31, 2007 and 2006:

	2007	2006

Audit fees(1)	$737,426	$1,009,320
Audit-related fees(2)	57,000	46,500
All other fees(3)	8,500	40,912

Total fees:	$802,926	$1,096,732

Notes:

(1)	Principally, these audit fees represent fees for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act of 2002, the auditor’s review of our quarterly financial statements, and services provided in connection with our regulatory filings. For 2006, fees of $293,121 related to the 2003, 2004, and 2005 statutory audits of our BridgeStreet Corporate Housing foreign operations are included, as these were finalized in 2006.

(2)	Fees for statutory audits of our employee benefit plans.

(3)	All other fees include services provided in connection with the filing of our registration statement on Form S-8.

Auditor Independence and Pre-Approval

The audit committee evaluates and considers whether any financial information systems, design and implementation services and other non-audit services provided by KPMG LLP to us are compatible with maintaining KPMG LLP’s independence pursuant to New York Stock Exchange and SEC rules and regulations.

It has been the audit committee’s policy to approve in advance the plan of audit services to be provided and an estimate of the cost for such audit services. The audit committee has also adopted a policy of approving in advance for each calendar year a plan of the expected services and a related budget, submitted by management, for audit-related services, tax services and other services that we expect the auditors to render during the year. Throughout the year, the audit committee is provided with updates on the services provided and the expected fees associated with each service. Any expenditure in excess of the approval limits for approved services, and any engagement of the auditors to render services in addition to those previously approved, requires advance approval by the audit committee. The audit committee approved the audit plan, all of the fees disclosed above and the non-audit services that we expect KPMG LLP to provide in 2008.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our Business Code of Conduct covers transactions and other activities by directors and employees of us and our subsidiaries that give rise to conflicts of interest. The conflicts of interest policy in the Business Code of Conduct requires the prior approval of, among other things, transactions by the employee or director with (and employment with or substantial investments in) an enterprise that is a present or potential supplier, customer or competitor, or that engages or may engage in any other business with us. Any waivers of the Business Code of Conduct relating to members of our board of directors must be approved by the independent members of our board of directors upon the recommendation of the corporate governance and nominating committee. As a Delaware corporation, we are also subject to the requirement for disinterested director or shareholder approval of transactions by us with our directors and officers, as set forth in Section 144 of the Delaware General Corporation Law.

Transactions involving our Chairman

In June 2006, Mr. Whetsell formed, as its sole stockholder, CapStar Hotel Company, an owner of hospitality real estate. As approved by our board of directors, CapStar currently uses a portion of our corporate office space in Arlington, Virginia, and reimburses us for our allocated lease cost of such space along with other costs we reasonably allocate to CapStar in connection with its operations out of our offices including IT, parking and standard office supplies and services. During 2007, CapStar paid us $71,000 for the use of our space and services.

In January 2007, CapStar formed a joint venture with Lehman Brothers Inc. to acquire the Hilton Garden Inn Waltham in Waltham, Massachusetts and the Copley Square Hotel in Boston, Massachusetts. Mr. Whetsell, our Chairman, owns CapStar. On the date each hotel was acquired, the CapStar/Lehman joint venture entered into a management agreement with us. The terms of the management agreement were approved by the corporate governance and nominating committee of our board of directors prior to our execution of the management agreements. In 2007, we earned $238,000 in management fees from these hotels.

Property-Level Transactions with Entities Affiliated with our Directors

We manage the Marriott Pittsburgh in Pittsburgh, Pennsylvania pursuant to a management agreement with a hotel owner which is 5.5% owned by an affiliate of Mr. Alibhai, who was one of our directors until his resignation on April 9, 2008. An affiliate of Mr. Alibhai is also acting as the asset manager of the hotel. Mr. Alibhai is not personally involved in the asset management responsibilities of the hotel. In 2007, we earned $312,000 in management fees from properties owned by this joint venture.

In March 2007, we entered into a senior secured credit facility with various lenders. Lehman Brothers Inc. was the sole lead arranger and sole bookrunner for the new facility. Joseph J. Flannery, who was one of our directors until June 1, 2007, is a managing director of Lehman Brothers Inc. The senior secured credit facility replaced our prior amended and restated senior secured credit facility and provided aggregate loan commitments of a $65 million term loan and a $60 million revolving credit facility. In May 2007, we amended the senior secured credit facility to increase the borrowings under our term loan by an additional $50 million, resulting in a total of $115 million outstanding under the term loan, and increased the availability under our revolving loan to $85 million. The senior secured credit facility has a scheduled maturity of March 2010.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 26, 2008 by (i) all persons known by us to own beneficially more than 5% of our common stock, (ii) each director who is a stockholder, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

	Shares
	Beneficially Owned
Name & Address of Beneficial Owner	Number	Percentage

Holders of 5% or more of our Common Stock:
Barclays Group(1)	2,359,351	7.42%
Renaissance Technologies LLC and James H. Simons(2)	2,309,800	7.27%
Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc.(3)	2,104,000	6.62%
Dimensional Fund Advisors LP(4)	1,897,523	5.97%
Caxton Associates, L.L.C. and Bruce Kovner(5)	1,641,500	5.16%

Executive Officers and Directors:
Karim J. Alibhai(6)	25,025	*
Ronald W. Allen(7)	15,025	*
Christopher L. Bennett(8)	137,138	*
H. Eric Bolton(9)	5,025	*
James F. Dannhauser(10)	9,192	*
Leslie R. Doggett(11)	26,525	*
Thomas F. Hewitt(12)	488,361	1.54%
Samuel E. Knighton(13)	131,215	*
Denis S. McCarthy(14)	58,786	*
James B. McCurry(15)	29,525	*
Leslie Ng(16)	188,709	*
Bruce A. Riggins(17)	212,386	*
John J. Russell, Jr.(18)	25,025	*
Paul W. Whetsell(19)	220,081	*

Executive officers and directors as a group (14 persons)	1,572,018	4.95%

Notes:

*	Represents less than 1% of the class.

(1)	Beneficial ownership information is based on the Schedule 13G filed by Barclays Global Investors, NA (located at 45 Fremont Street, 17th Floor, San Francisco, CA 94105) on February 5, 2008.

(2)	Beneficial ownership information is based on the Schedule 13G/A filed by Renaissance Technologies LLC and James H. Simons (located at 800 Third Avenue, New York, NY 10022) on February 13, 2008.

(3)	Beneficial ownership information is based on the Schedule 13G filed by Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc. (located at 401 LaSalle Street, Chicago, IL 60605) on February 14, 2008. Keeley Asset Management Corp. and Keeley Small Cap Value Fund share beneficial ownership over the same 2,100,000 shares, and Keeley Asset Management Corp. beneficially owns an additional 4,000 shares.

(4)	Beneficial ownership information is based on the Schedule 13G/A filed by Dimensional Fund Advisors LP (located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401) on February 6, 2008.

(5)	Beneficial ownership information is based on the Schedule 13G/A filed by Caxton International Limited, Caxton Equity Growth Holdings, L.P., Caxton Associates, L.L.C. and Bruce Kovner (Caxton Associates, L.L.C. located at Princeton Plaza, Building 2, 731 Alexander Road, Princeton, NJ 08540, and Bruce Kovner located at 500 Park Avenue, New York, NY 10022) on February 8, 2008.

(6)	Beneficial ownership includes 22,500 vested options and 2,525 shares of unvested restricted stock. Upon his resignation from the board on April 9, 2008, Mr. Alibhai forefeited his unvested shares of restricted stock.

(7)	Beneficial ownership includes 2,500 vested options and 2,525 shares of unvested restricted stock.

(8)	Beneficial ownership includes 1,000 vested options and 98,533 shares of unvested restricted stock.

(9)	Beneficial ownership includes 2,500 vested options and 2,525 shares of unvested restricted stock.

(10)	Beneficial ownership includes 6,667 vested options and 2,525 shares of unvested restricted stock.

(11)	Beneficial ownership includes 24,000 vested options and 2,525 shares of unvested restricted stock.

(12)	Beneficial ownership includes 17,000 vested options and 249,662 shares of unvested restricted stock.

(13)	Beneficial ownership includes 124,829 shares of unvested restricted stock.

(14)	Beneficial ownership includes 50,907 shares of unvested restricted stock.

(15)	Beneficial ownership includes 27,000 vested options and 2,525 shares of unvested restricted stock.

(16)	Beneficial ownership includes 41,668 vested options and 105,864 shares of unvested restricted stock.

(17)	Beneficial ownership includes 166,487 shares of unvested restricted stock.

(18)	Beneficial ownership includes 22,500 vested options and 2,525 shares of unvested restricted stock.

(19)	Beneficial ownership includes 5,000 vested options and 2,525 shares of unvested restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of the issued and outstanding shares of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us copies of all Section 16(a) forms they file.

Based on a review of the copies of the forms furnished to us or representations by reporting persons, all of the filing requirements applicable to our officers, directors and greater than 10% stockholders were met for fiscal year 2007 except with respect to Form 4s filed by Lehman Brothers Holding Inc on January 3, 2008, Form 4s filed by Messrs. Bennett and H. Lee Curtis on January 12, 2007, a Form 4 filed by Mr. Hewitt on March 9, 2007, Form 4s filed by Mr. Alibhai on May 18, 2007, and a Form 4 filed by Mr. McCarthy on June 21, 2007.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or in the future may write or call us to request a separate copy of these materials from Christopher L. Bennett, Secretary, at Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, Virginia 22203. Similarly, stockholders sharing an address with another stockholder who have received multiple copies of our proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

MISCELLANEOUS

Annual Report

Our annual report, including financial statements for the fiscal year ended December 31, 2007, is being forwarded to each stockholder along with this proxy statement.

Stockholder Proposals for Next Annual Meeting

If any of our stockholders intend to present a proposal for consideration at our next Annual Meeting of Stockholders and wishes to have such proposal in the proxy statement distributed by our board of directors with respect to such meeting, such proposal must be received at our principal executive offices located at 4501 N. Fairfax Drive, Arlington, Virginia 22203, Attention: Christopher L. Bennett, Secretary, not later than the 120th day prior to the first anniversary of the date of this year’s proxy statement. Accordingly, a stockholder nomination or proposal intended to be included in the proxy statement for consideration at the 2009 Annual Meeting must be received by the Secretary prior to the close of business on December 24, 2008. In accordance with our bylaws, assuming the 2009 Annual Meeting of Stockholders is held on May 29, 2009, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act (which we will not be required to include in our proxy material) must be submitted not later than April 29, 2009, and not earlier than March 30, 2008; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed.

Other Matters

Our board of directors does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting of Stockholders. The affirmative vote of the holders of a majority of the shares of our common stock represented at the Annual Meeting or any adjournment thereof and actually voted would be required with respect to any such other matter that is properly presented and brought to a stockholder vote.

Christopher L. Bennett
Secretary
April 23, 2008

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2007, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO CHRISTOPHER L. BENNETT, SECRETARY, INTERSTATE HOTELS & RESORTS, INC., 4501 N. FAIRFAX DRIVE, ARLINGTON, VIRGINIA 22203.

ANNEX A

INTERSTATE HOTELS & RESORTS, INC.

BOARD OF DIRECTORS CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

A majority of directors of Interstate Hotels & Resorts, Inc. (the “Company”) must be independent. The following categorical standards meet all of the requirements contained in the New York Stock Exchange Listed Company Manual and add certain additional requirements established by the board of directors of the Company.

A director who meets all of the following categorical standards shall be presumed to be “independent”:

•	During the past three years, the Company has not employed the director, and has not employed (except in a non-officer capacity) any of his or her immediate family members.

•	During any twelve-month period within the past three years, neither the director nor any of his or her immediate family members has received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation (provided such compensation is not contingent in any way on continued service).

•	During the past three years, the director has not been employed (or affiliated with) the Company’s present or former internal or external auditors, nor has any of his or her immediate family members been so employed or affiliated in a professional capacity.

•	During the past three years, neither the director, nor any of his or her immediate family members, has been employed by a company where an executive officer of the Company serves on such company’s compensation (or equivalent) committee.

•	The director does not (directly or indirectly as a partner, shareholder or officer of another company) provide consulting, legal or financial advisory services to the Company or the Company’s present or former auditors.‡

•	During the past three years, the director has not been an employee or executive officer, nor has any of his or her immediate family members been an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year of such company, exceeds, the greater of $1 million or 2% of such company’s consolidated gross revenues.

•	During the past three years, the director has not had a personal services contract with the Company, its chairman, chief executive officer or other executive officer, or any affiliate of the Company.‡

•	During the past three years, the director has not been an employee, officer or director of a foundation, university or other non-profit organization to which the Company gave directly, or indirectly through the provision of services, more than $100,000 per annum or 2% of the total annual donations received (whichever is less).‡

•	The director does not, either directly or indirectly as a partner, shareholder or officer of another company, own more than 5% of the Company’s common stock.‡

•	The director does not, either directly or indirectly as a partner, shareholder or officer of another company, have material ownership interests in hotel properties that have paid management fees in excess of $1,000,000 to the Company during any twelve-month period within the past three years.‡

•	The director is not an employee, officer or director of a principal lender of the Company.‡

For directors who do not meet the above criteria, the determination of whether a director is independent or not, shall be made by the directors who satisfy the independence standards set forth above and those who have previously been determined to be independent. Any determination of independence for a director who does not meet the above standards must be disclosed and specifically explained.

‡	Not required by NYSE Section 303A.

A-1

INTERSTATE HOTELS & RESORTS, INC.
4501 NORTH FAIRFAX DRIVE SUITE 500
ARLINGTON, VA 22203
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
 If you would like to reduce the costs incurred by Interstate Hotels & Resorts, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Interstate Hotels & Resorts, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ISTAT1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERSTATE HOTELS & RESORTS, INC.
The Board of Directors recommends votes “FOR” the ratification of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008, and “FOR” all director nominees, all as more fully set forth in the accompanying Proxy Statement.

			For	Against	Abstain
1.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.		☐	☐	☐

2.	Election as a director of the Company to serve a one-year term expiring at the Annual Meeting in 2009 or until his successor is duly elected and qualified.

	2a.	H. Eric Bolton	☐	☐	☐

			For	Against	Abstain
3.	Re-election as directors of the Company to serve three- year terms expiring at the Annual Meeting in 2011 or until their successors are duly elected and qualified.

	3a.	James F. Dannhauser	☐	☐	☐

	3b.	Thomas F. Hewitt	☐	☐	☐

	3c.	Paul W. Whetsell	☐	☐	☐

Please sign exactly as the name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation or other entity, please sign in full entity name by a duly authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend the Annual Meeting of Stockholders on May 21, 2008.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
INTERSTATE HOTELS & RESORTS, INC.
4501 N. FAIRFAX DRIVE
ARLINGTON, VIRGINIA 22203
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
     The undersigned stockholder of Interstate Hotels & Resorts, Inc., a Delaware corporation (the “Company”), hereby appoints Thomas F. Hewitt and Christopher L. Bennett, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the Hamilton Crowne Plaza, 14th and K Streets, NW, Washington, DC 20005, on May 21, 2008, at 8:30 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers as if physically present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.
     The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “For All” the director nominees and “FOR” the proposal as described in the Proxy Statement and in the discretion of the Proxyholder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected or re-elected. In the event any director nominee is unable to serve or for good cause will not serve, the proxies may vote for the election of a substitute nominee designated by the Board of Directors.
     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY. YOU MAY USE THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Address Changes/Comments:

SEE REVERSE
SIDE
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE
SIDE